As filed with the Securities and Exchange Commission on December 13, 2019

Registration No. 333-233529

Registration No. 333-212887

Registration No. 333- 196964

Registration No. 333- 190650

Registration No. 333- 172776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-233529

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-212887

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-196964

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-190650

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-172776

Fibrocell Science, Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0458888
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

405 Eagleview Boulevard Exton, Pennsylvania	19341
(Address of Principal Executive Offices)	(Zip Code)

Fibrocell Science, Inc. 2019 Equity Incentive Plan

Fibrocell Science, Inc. 2009 Equity Incentive Plan (as amended)

(Full title of the plan)

John M. Maslowski

President and Chief Executive Officer

405 Eagleview Boulevard

Exton, Pennsylvania 19341

(Name and address of agent for service)

(484) 713-6000

(Telephone number, including area code, of agent for service)

with a copy to:

Steven J. Abrams, Esq.

Hogan Lovells US LLP

1735 Market Street, 23rd Floor

Philadelphia, PA 19103

(267) 675-4600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY STATEMENT — DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following Registration Statements of Fibrocell Science, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•                  Registration Statement No. 333-233529, registering 1,201,827 shares of common stock, par value $0.001 per share (“Common Stock”), of the Company under the Fibrocell Science, Inc. 2019 Equity Incentive Plan.

•                  Registration Statement No. 333-212887, registering 2,000,000 shares of Common Stock of the Company under the Fibrocell Science, Inc. 2009 Equity Incentive Plan (as amended).

•                  Registration Statement No. 333-196964, registering 3,000,000 shares of Common Stock of the Company under the Fibrocell Science, Inc. 2009 Equity Incentive Plan (as amended).

•                  Registration Statement No. 333-190650, registering 2,000,000 shares of Common Stock of the Company under the Fibrocell Science, Inc. 2009 Equity Incentive Plan (as amended).

•                  Registration Statement No. 333-172776, registering 15,000,000 shares of Common Stock of the Company under the Fibrocell Science, Inc. 2009 Equity Incentive Plan (as amended).

On December 13, 2019 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2019, among the Company, Castle Creek Pharmaceutical Holdings, Inc. (“Castle Creek”) and Castle Creek Merger Corp., a wholly owned subsidiary of Castle Creek (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Castle Creek. Upon consummation of the Merger, at the Effective Time, each share of Common Stock of the Company issued and outstanding immediately prior to the Effective Time (other than shares held directly by Castle Creek or Merger Sub and shares owned by Company stockholders who have exercised their appraisal rights under Delaware law) was automatically converted into the right to receive $3.00 in cash, without interest.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Company hereby terminates the effectiveness of the Registration Statements and, in accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Exton, State of Pennsylvania, on December 13, 2019.

FIBROCELL SCIENCE, INC.

By:	/s/ John M. Maslowski
Name:	John M. Maslowski
Title:	President and Chief Executive Officer

Note:  No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 under the Securities Act of 1933, as amended.

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